Exhibit 99.1

THE FIRST AMERICAN CORPORATION REPORTS

FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2010

—Reports Earnings Per Diluted Share of 28 Cents for the First Quarter—

—Spin-off On Track for June 1—

SANTA ANA, Calif., April 29, 2010 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced financial results for the first quarter ended March 31, 2010.

Total revenue for the first quarter of 2010 was $1.4 billion, a decrease of 1 percent relative to the first quarter of 2009. Net income attributable to the company was $29.5 million, or 28 cents per diluted share, compared with $36.0 million, or 38 cents per diluted share, in the first quarter of 2009.

Current Quarter Highlights

•	Increased pretax income and pretax margins in both segments of the Financial Services Group relative to the first quarter of 2009

•	Title Insurance and Services segment continued to generate year-over-year operating revenue growth

•	Information Solutions Group results were adversely impacted by mortgage market slowdown and general economic weakness

“In the first quarter, business started off slow but ended strong,” stated Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “Despite difficult market conditions, we increased revenue and pretax earnings in our Financial Services Group compared with the first quarter of 2009. The Information Solutions Group continued its organizational streamlining with the announced buy-in of First American CoreLogic and the exercise of the option to purchase Experian’s remaining joint venture interest. Both groups made substantial progress toward the completion of the spin-off, which remains on track for June 1, 2010.”

Spin-Off Update

•	Filed Form 10 Registration Statement and Amendment No. 2 with the Securities and Exchange Commission (SEC)

•	Completed new credit agreements for both the financial and information groups

•	$500 million credit facility and $350 million term loan for the Information Solutions Group

•	$400 million credit facility for the Financial Services Group

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First American Reports Financial Results for the First Quarter of 2010

•	Completed agreement for the buy-in of the remaining noncontrolling interest in First American CoreLogic

•	Exercised option to purchase the remaining noncontrolling interest in the Experian joint venture to close on Dec. 31, 2010, for $314 million

•	Announced CoreLogic as the new corporate brand for its Information Solutions Group

•	Incurred one-time spin expenses for professional services and other costs of $12.7 million

•	Pending final regulatory approvals, the company anticipates completing the spin-off transaction on June 1, 2010

Earlier this week, the company announced that its Information Solutions Group had selected CoreLogic, Inc., as its new corporate name, and that upon completion of the spin-off, CoreLogic will trade on the New York Stock Exchange under the stock symbol “CLGX.” At the same time, First American’s Financial Services Group will assume the name First American Financial Corporation and begin trading on the New York Stock Exchange under the corporation’s current stock symbol “FAF.”

“As we approach our spin-off target date, I’m very excited about the prospects for our two well-capitalized and well-positioned businesses as they transition to being independent public companies in the marketplace,” Kennedy added.

FINANCIAL SERVICES GROUP

“Our financial results in the first quarter were solid and reflect our efforts to generate efficiencies throughout our business,” said Dennis J. Gilmore, chief executive officer of the company’s Financial Services Group. “Importantly, these efforts have translated into margin improvement during the quarter despite the challenging marketplace. As the quarter progressed, we started to see some early signs of a stabilizing market, which makes us optimistic about our business going into the second quarter. Finally, we are confident that we can continue to drive operational and financial efficiencies and leverage our key strengths as we become a stand-alone public company.”

Current Quarter Highlights:

•	Title Insurance and Services segment continued to generate year-over-year operating revenue growth

•	Title Insurance and Services segment pretax income was $28.6 million, compared with pretax income of $9.3 million in the first quarter of 2009

•	Title Insurance and Services segment pretax margin of 3.4 percent, the highest first quarter margin since 2007

•	Title Insurance and Services segment loss provision rate declined to 5.4 percent for the 2010 policy year, and the 2009 policy year, the lowest since 2003

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First American Reports Financial Results for the First Quarter of 2010

•	Specialty Insurance segment pretax income was $9.6 million, compared with $8.1 million in the first quarter of 2009, with pretax margins of 14.0 percent and 11.6 percent, respectively

Title Insurance and Services. During the first quarter of 2010, total revenue in the Title Insurance and Services segment was $839.2 million, a 3 percent increase from the same quarter of 2009. Revenues increased despite lower direct order counts and a decline in investment and other income. The increase was driven by higher remittances received from our agent channel, where revenues were up 26 percent.

The company’s direct operations closed 286,600 title orders for the first quarter of 2010, a decrease of 22 percent, when compared with 369,200 title orders closed in the first quarter of 2009. Average revenue per direct title order was $1,435, up 15 percent when compared with the first quarter of 2009, due to a better mix of higher-premium purchase transactions, as well as the contribution from the international and commercial divisions.

Salary and other personnel costs were $261.6 million, a decrease of 6 percent compared with the first quarter of 2009, while other operating expenses were $179.5 million, a decrease of 15 percent compared with the first quarter of 2009. The decline in salary and other personnel costs was primarily driven by a reduction in headcount, while the decline in other operating expenses was primarily due to lower production costs, lower occupancy costs and other cost-containment programs.

The loss provision rate for title claims during the first quarter of 2010 was 5.0 percent of title premiums and related revenues, compared with 6.5 percent in the first quarter of 2009. The current rate reflects the expected claims experience of 5.4 percent for policy year 2010 and a $2.8 million favorable loss reserve adjustment for prior policy years.

Pretax income for the Title Insurance and Services segment was $28.6 million, a 3.4 percent pretax margin, in the first quarter of 2010, compared with pretax income of $9.3 million, a 1.1 percent pretax margin, in the first quarter of 2009. Results for the current quarter include net realized investment gains of $2.7 million and a favorable $2.8 million loss reserve adjustment for policy years prior to 2010.

Specialty Insurance. Total revenues at First American’s Specialty Insurance segment were $68.6 million in the first quarter of 2010, a 2 percent decrease relative to the first quarter of 2009. However, pretax income increased to $9.6 million in the first quarter of 2010, from $8.1 million in the first quarter of 2009. The significant improvement in profitability reflects a pretax margin of 14.0 percent, up from 11.6 percent in the prior year. This improvement was primarily driven by lower overall claims and a reduction in other operating expenses.

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First American Reports Financial Results for the First Quarter of 2010

INFORMATION SOLUTIONS GROUP (CoreLogic)

“Compared to a strong mortgage origination market in the first quarter of 2009, this quarter started out slowly and improved in March,” said Anand K. Nallathambi, president and chief executive officer of CoreLogic. “Revenue and pretax income declined from the first quarter of 2009, when our results benefited from an increase in mortgage refinancings. The year-over-year declines were mitigated by a 7 percent increase in default-related revenues.

“I am encouraged by our pipeline as 2010 unfolds. We will continue to build positive momentum with our new product rollouts and recently released products in our data and analytics businesses. During the second quarter of 2010, we expect to complete or make progress on a number of key strategic activities, including the rollout of our new CoreLogic brand, ongoing organizational streamlining and realignment, and a continuing emphasis on new product development.”

Current Quarter Highlights:

•	Revenue of $471.1 million, down $39.9 million from the first quarter of 2009

•	Pretax income of $62.0 million, down $30.7 million from the year-ago quarter

•

Decline in pretax income due largely to loss of high margin, fixed-cost revenues and increased expenses associated with new product development and upgrade, as well as higher staffing needs in our tax business

•	Year-over-year gains in default and default-related valuation businesses

•	Significant progress on our public bond tender

Information and Outsourcing Solutions. Revenue for the Information and Outsourcing Solutions segment was $209.0 million in the first quarter of 2010, including approximately $17.0 million related to a second quarter 2009 acquisition. After consideration of the impact of this acquisition, revenue decreased approximately $11 million compared to the year-ago quarter. This decline primarily reflected the loss of high-margin revenues in our flood business and lower earnings from our national joint ventures. These declines were tied to a year-over-year decline in mortgage originations and the consolidation of a client by a large originator. The year-over-year decline in revenue associated with the items mentioned above totaled approximately $11 million, with a pretax income impact of a similar magnitude. Pretax income was also impacted by lower volume and a ramp-up in staffing and operational costs in our tax services business. Pretax income was $38.1 million in the first quarter of 2010, compared to $56.2 million in the first quarter of 2009.

Data and Analytic Solutions. Revenue for the Data and Analytic Solutions segment was $98.8 million in the first quarter of 2010, which included $4.1 million in other income related to the initial buy-in of CoreLogic and net investment gains. Excluding these gains, revenues declined 10 percent from the first quarter of 2009. This decrease primarily reflects the loss of high-margin revenues in the data and

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First American Reports Financial Results for the First Quarter of 2010

analytics business. These declines were tied to the year-over-year decline in mortgage originations as well as industry consolidation. The year-over-year decline in revenue for these data and analytic products totaled $7.2 million, with a pretax income impact of a similar magnitude. Pretax income was also impacted by higher expenses related to new product development and upgrade. Pretax income was $10.7 million in the first quarter of 2010 including the previously mentioned gain in the first quarter of 2010, compared to $17.8 million in the first quarter of 2009.

Risk Mitigation and Business Solutions. Revenue for the Risk Mitigation and Business Solutions segment was $163.3 million in the first quarter of 2010, a 20 percent decrease relative to the first quarter of 2009. The decrease primarily reflects a $36 million decline in revenues for the lead generation business, driven by a drop in demand for one specific health and wellness product. Pretax income was $13.2 million, compared to $18.7 million in the first quarter of 2009. The decrease in pretax income resulted primarily from the decrease in revenue as discussed above.

Teleconference/Webcast

First American’s first quarter results will be discussed in more detail on Thursday, April 29, 2010, at 11 a.m. ET, via teleconference. The toll-free dial-in number is (888) 390-0976. Callers from outside the United States may dial (312) 470-7207. The pass code for the event is “First American.”

The live audio webcast of the call and the accompanying slide presentation will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through May 7, 2010, by dialing (402) 998-0109. An audio archive of the call and the accompanying financial presentation will also be available for replay on First American’s investor website.

About First American

The First American Corporation (NYSE: FAF) is a FORTUNE 500® company that traces its history to 1889. With total revenues of approximately $6.0 billion in 2009, it is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Information and Outsourcing Solutions, Data and Analytic Solutions, and Risk Mitigation and Business Solutions. More information about the company and an archive of its press releases can be found at www.firstam.com.

Web Site Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 20 days after the end of each month.

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First American Reports Financial Results for the First Quarter of 2010

Forward-Looking Statements

Certain statements made in this press release, including but not limited to those related to the consummation of the company’s proposed spin-off transaction, the timing and form thereof and the remaining steps to be taken in connection therewith; the prospects for the Financial Services and Information Solutions Groups as independent public companies; the Financial Services Group’s outlook for the second quarter of 2010; the Financial Services Group’s expected performance as a stand-alone public company; the Information Solutions Group’s sales pipeline in 2010; expected claims experience; and new products and strategic activities of the Information Solutions Group in the second quarter of 2010, are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; limitations on access to public records and other data; general volatility in the capital markets; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; the inability to consummate the spin-off transaction or to consummate it in the form originally proposed as a result of, among other factors, the inability to obtain necessary regulatory approvals, the failure to obtain the final approval of the company’s board of directors, the inability to obtain third party consents or undesirable concessions or accommodations required to be made to obtain such consents, the landscape of the real estate and mortgage credit markets, market conditions, the inability to transfer assets into the entity being spun-off or unfavorable reactions from customers, ratings agencies, investors or other interested persons; the inability to realize the benefits of the proposed spin-off transaction as a result of the factors described immediately above, as well as, among other factors, increased borrowing costs, competition between the resulting companies, unfavorable reactions from employees, the inability of the Financial Services company to pay the anticipated level of dividends, the triggering of rights and obligations by the transaction or any litigation arising out of or related to the separation; consolidation among the company’s significant customers and competitors; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; losses in the company’s investment portfolio; expenses of and funding obligations to the company’s pension plan; weakness in the commercial real estate market and increases in the amount or severity of commercial real estate transaction claims; regulation of title insurance rates; and other factors described in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended Dec. 31, 2009, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release contains certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including adjusted revenues, which are adjusted to exclude the impact of acquisitions. Although these exclusions represent actual results of the company, they may mask the periodic financial and operating trends associated with the company’s business. To compensate for the inherent limitations of these non-GAAP measures, the company uses them in conjunction with the corresponding GAAP measures.

The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

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First American Reports Financial Results for the First Quarter of 2010

Media Contact:	Investor Contacts:
Carrie Gaska Corporate Communications The First American Corporation (714) 250-3298	Craig Barberio Investor Relations (Financial Services Group) The First American Corporation (714) 250-5214

Dan Smith Investor Relations (Information Solutions Group) The First American Corporation (703) 610-5410

(Additional Financial Data Follows)

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First American Reports Financial Results for the First Quarter of 2010

The First American Corporation

Summary of Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended March 31
	2010	2009
Total revenues	$1,360,311	$1,377,812
Income before income taxes	$60,049	$83,013
Income taxes	$21,410	$28,055
Net income	$38,639	$54,958
Less: Net income attributable to noncontrolling interests	9,183	18,933

Net income attributable to The First American Corporation (FAC)	$29,456	$36,025

Net income attributable to FAC stockholders:
Basic	$0.28	$0.39
Diluted	$0.28	$0.38
Weighted average common shares outstanding:
Basic	103,474	93,022
Diluted	104,752	93,695

Title orders opened	389,100	563,000

Title orders closed	286,600	369,200

Paid title claims	69,647	70,735

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First American Reports Financial Results for the First Quarter of 2010

The First American Corporation

Condensed Consolidated Balance Sheets

(in thousands, except par value)

(unaudited)

	March 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$758,816	$982,448

Accounts and accrued income receivable, net	478,221	491,539

Income tax receivable	40,051	97,989

Investments:
Deposits with savings and loan associations and banks	95,567	124,553
Debt securities	2,025,295	1,868,413
Equity securities	89,659	99,167
Other long-term investments	378,143	374,862

	2,588,664	2,466,995

Loans receivable, net	163,329	161,897

Property and equipment, net	592,440	591,782

Title plants and other indexes	693,230	692,359

Deferred income taxes	13,255	13,255

Goodwill	2,621,494	2,617,577

Other intangible assets, net	246,584	257,526

Other assets	346,169	349,730

	$8,542,253	$8,723,097

Liabilities and Equity
Demand deposits	$1,182,759	$1,153,574
Accounts payable and accrued liabilities	994,734	1,085,031
Deferred revenue	687,989	710,217
Reserve for known and incurred but not reported claims	1,227,473	1,255,088
Notes and contracts payable	775,660	791,083
Deferrable interest subordinated notes	88,059	100,000
Mandatorily redeemable noncontrolling interests	72,000	—

	5,028,674	5,094,993

Commitments and contingencies
Redeemable noncontrolling interests	313,847	458,847

The First American Corporation (“FAC”) stockholders’ equity:
Preferred stock, $1 par value
Authorized—500,000 shares; outstanding—None
Common stock, $1 par value
Authorized—180,000 shares
Outstanding—103,846 and 103,283 shares	103,846	103,283
Additional paid-in capital	1,017,916	1,001,305
Retained earnings	2,223,792	2,217,505
Accumulated other comprehensive loss	(158,922)	(167,798)

Total FAC stockholders’ equity	3,186,632	3,154,295

Noncontrolling interests	13,100	14,962

Total equity	3,199,732	3,169,257

	$8,542,253	$8,723,097

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First American Reports Financial Results for the First Quarter of 2010

The First American Corporation

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31
	2010	2009
Revenues
Operating revenues	$1,312,622	$1,319,169
Investment and other income	45,279	57,613
Net realized investment gains	4,136	3,452
Net other-than-temporary impairment (“OTTI”) losses recognized in earnings:
Total OTTI losses on equity securities	(19)	—
Total OTTI losses on debt securities	(736)	(43,183)
Portion of OTTI losses on debt securities recognized in other comprehensive loss	(971)	40,761

	(1,726)	(2,422)

	1,360,311	1,377,812

Expenses
Salaries and other personnel costs	448,807	462,860
Premiums retained by agents	302,508	239,559
Other operating expenses	403,824	427,130
Provision for title losses and other claims	75,892	89,391
Depreciation and amortization	49,823	52,002
Premium taxes	9,264	7,766
Interest	10,144	16,091

	1,300,262	1,294,799

Income before income taxes	60,049	83,013
Income taxes	21,410	28,055

Net income	38,639	54,958
Less: Net income attributable to noncontrolling interests	9,183	18,933

Net income attributable to FAC	29,456	36,025

Net income attributable to FAC stockholders:
Basic	$0.28	$0.39

Diluted	$0.28	$0.38

Cash dividends per share	$0.22	$0.22

Weighted-average common shares outstanding:
Basic	103,474	93,022

Diluted	104,752	93,695

Net Income	$38,639	$54,958

Other comprehensive income (loss), net of tax
Unrealized gain on securities	1,475	624
Unrealized gain (loss) on securities for which credit-related portion was recognized in earnings	1,990	(4,720)
Foreign currency translation adjustment	3,978	(4,577)
Pension benefit adjustment	3,514	3,607

Total other comprehensive income (loss), net of tax	10,957	(5,066)

Comprehensive income	49,596	49,892
Less: Comprehensive income attributable to noncontrolling interests	11,264	20,576

Comprehensive income attributable to FAC	$38,332	$29,316

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First American Reports Financial Results for the First Quarter of 2010

The First American Corporation

Segment Information

(in thousands, except percentages)

(unaudited)

	For the Three Months Ended March 31
	Total revenues		Pretax (A)		Margins
	2010	2009	2010	2009	2010	2009
Financial Services
Title Insurance and Services	$839,228	$816,647	$28,601	$9,278	3.4%	1.1%
Specialty Insurance	68,574	70,216	9,571	8,113	14.0%	11.6%

	$907,802	$886,863	$38,172	$17,391	4.2%	2.0%

Information Solutions
Information and Outsourcing Solutions	$209,020	$203,245	$38,097	$56,246	18.2%	27.7%
Data and Analytic Solutions	98,761	104,505	10,704	17,819	10.8%	17.1%
Risk Mitigation and Business Solutions	163,283	203,189	13,214	18,679	8.1%	9.2%

	$471,064	$510,939	$62,015	$92,744	13.2%	18.2%

(A)—	Income (loss) before income tax, noncontrolling interests and corporate expenses

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